Exhibit 23 - Consent of Independent Public Accountants

     We hereby consent to the incorporation by reference to the Registration Statement on Form S-8, File Number 333-45413, of our report dated August 8, 2002, on the consolidated financial statements of Home Financial Bancorp, Spencer, Indiana, which report is included in the Annual Report on Form 10-KSB of Home Financial Bancorp, Spencer, Indiana.


BKD, LLP

/s/ BKD, LLP

Indianapolis, IN
September 10, 2002